Exhibit 99.1

HCP TO OFFER 12,500,000 SHARES

LONG BEACH, CA — May 4, 2009 — HCP (NYSE:HCP) announced that it intends to issue 12,500,000 shares of its common stock.  UBS Investment Bank and Merrill Lynch & Co. will act as joint book-running managers for the offering.

Net proceeds from the offering will be used to repay a portion of the indebtedness outstanding under HCP’s bridge loan facility.  The shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission.

The offering of shares of HCP common stock may be made only by means of a prospectus.  A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by telephone toll free at (888) 827-7275, and Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080, or by telephone at (212) 449-1000.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States.  As of March 31, 2009, HCP’s portfolio of properties, excluding assets held for sale but including mortgage loans and properties owned by unconsolidated joint ventures, totaled 692 properties among the following segments: 264 senior housing, 100 life science, 254 medical office, 23 hospital and 51 skilled nursing.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

HCP
James F. Flaherty III

Chairman and Chief Executive Officer
562-733-5100